Exhibit 99.1

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Media:	Investors:
Ingram Micro Inc.	Ingram Micro Inc.
Jennifer Baier (714) 382-2692	Ria Marie Carlson (714) 382-4400
Jennifer.baier@ingrammicro.com	ria.carlson@ingrammicro.com
Marie Meoli (714) 382-2190	Kay Leyba (714) 382-4175
marie.meoli@ingrammicro.com	kay.leyba@ingrammicro.com

INGRAM MICRO REAFFIRMS FOURTH-QUARTER GUIDANCE
IN ADVANCE OF TWO INVESTOR CONFERENCES

     SANTA ANA, Calif., Dec 8, 2004 - Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today reaffirmed guidance for the fourth quarter in advance of presentations at two investor conferences tomorrow.

     As previously reported on November 15, 2004, sales are expected to range from $7.0 billion to $7.25 billion, with net income (excluding the integration costs related to the acquisition of Tech Pacific) ranging from $53 million to $59 million, or $0.32 to $0.36 per share based on 162 million shares outstanding. Earnings per share based on generally accepted accounting principles (GAAP) may be reduced by integration costs during the period, which cannot be determined at this time.

     “We’re pleased with the progress we have made this year,” said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. “Even excluding the benefits of the Tech Pacific acquisition, our sales guidance represents sequential growth of 11 to15 percent.”

      Ingram Micro’s executives will present at the Raymond James IT Supply Chain Investor Conference and Lehman Brothers Technology and Telecom Trends for Tomorrow Conference tomorrow.

     The company plans to report financial results for the fourth quarter (ending January 1, 2005) in late February 2005.

Cautionary Statement for the Purpose of the Safe Harbor Provisions
of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (3) failure of information processing or data security systems could result in significant disruption of business and/or additional costs to Ingram Micro; (4) worsening economic conditions globally or in particular geographic regions, such as the Asia-Pacific region (particularly in purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (5) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (6) delays or failure to achieve the benefits of process or organizational changes we may implement in the business; (7) disruptions in business operations due to reorganization activities and/or increased or unanticipated costs related to such changes, as well as compliance with regulatory requirements such as the Sarbanes-Oxley Act of 2002; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (10) dependence on key individuals and inability to retain personnel; (11) reductions in credit ratings and/or unavailability of adequate capital; (12) interest rate and foreign currency fluctuations; (13) adverse impact of governmental controls and actions or political or economic instability which could adversely affect foreign operations; (14) failure to attract new sources of business from expansion of products or services or entry into new markets; (15) inability to manage future adverse industry trends; (16) difficulties and risks associated with integrating operations and personnel in acquisitions and, in particular, our acquisition of Tech Pacific; (17) unanticipated costs or liabilities and failure to retain key personnel in connection with our acquisition of Tech Pacific or other acquisitions; (18) future periodic assessments required by current or new accounting standards, which may result in additional charges; and (19) dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended January 3, 2004; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

      As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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